Exhibit 99.1

              Cognex Corporation Announces Second Quarter Results

    NATICK, Mass.--(BUSINESS WIRE)--July 19, 2005--Cognex Corporation (NASDAQ:
CGNX) today announced revenue for the second quarter ended July 3, 2005, of $54,603,000, and net income of $7,800,000, or $0.17 per diluted share. These most recent quarterly results, which include results from the acquisition of DVT Corporation since May 9, 2005, are compared to the company's historical results for the second quarter of 2004 and for the first quarter of 2005 in the table below.

                                                          Earnings per
                                                            Diluted
         Time Period            Revenue      Net Income      Share
----------------------------------------------------------------------
Current quarter: Q2-05        $54,603,000    $7,800,000      $0.17
----------------------------------------------------------------------
Prior year's quarter: Q2-04   $54,467,000   $10,878,000      $0.23
----------------------------------------------------------------------
Change from Q2-04 to Q2-05         0%           (28%)        (28%)
----------------------------------------------------------------------
Prior quarter: Q1-05          $43,198,000    $5,294,000      $0.11
----------------------------------------------------------------------
Change from Q1-05 to Q2-05        26%            47%          47%
----------------------------------------------------------------------

    Revenue, net income and earnings per share for the six months ended July 3, 2005, which include results from the acquisition of DVT Corporation since May 9, 2005, are compared to the company's historical results for the comparable period in 2004 in the table below.

                                                         Earnings per
                                                           Diluted
        Time Period            Revenue      Net Income      Share
----------------------------------------------------------------------
Six months ended July 3,
 2005                        $97,801,000   $13,094,000      $0.28
----------------------------------------------------------------------
Six months ended July 4,
 2004                       $102,636,000   $19,445,000      $0.41
----------------------------------------------------------------------
Change from first six months
 of 2004 to first six months
 of 2005                        (5%)          (33%)          (33%)
----------------------------------------------------------------------


    To help readers understand the company's performance excluding the acquisition of DVT, the company's Statement of Operations is shown in
Exhibit 1 (Including DVT) and Exhibit 2 (Excluding DVT), and a reconciliation of the quarter and six months ended July 3, 2005, including and excluding DVT is shown in Exhibit 3.
    "The second quarter of 2005 was a good quarter if you look at it on a sequential basis, but not so good on a year-on-year comparison," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "Revenue increased significantly on a sequential basis due to higher sales to customers in the surface inspection and factory automation markets, each of which had record revenue in the second quarter of 2005, as well as from revenue from our acquisition of DVT Corporation, which did better than expected. And, our net margin improved as we began to see a return on the investments we made during 2004 in end user sales and marketing personnel to help drive future revenue."
    Dr. Shillman continued, "However, the year-on-year comparables are disappointing due to lower demand from customers in the semiconductor and electronics capital equipment industries, and due to the incremental costs of our investments outside of this cyclical sector to generate growth for the future."

    Details of the Quarter

    Statement of Operations Highlights - Second Quarter of 2005

    -- Revenue for the second quarter of 2005 was flat with the comparable quarter in 2004, and that was quite an accomplishment given that the revenue from customers who make capital equipment for the semiconductor and electronics industries declined by 49%. That shortage was completely made up by higher revenue from discrete manufacturers in the factory automation area (including $5,500,000 from DVT Corporation) and higher sales of SmartView(R), the company's surface inspection product. On a sequential basis, revenue increased 26% due to higher factory automation revenue and higher sales of SmartView.

    -- Gross margin was 71% in the second quarter of 2005 compared to 71% in the comparable quarter in 2004 and 68% in the prior quarter. Cost of revenue for the second quarter of 2004 as well as the first and second quarters of 2005 includes a benefit of $234,000, $118,000, and $169,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 70% in the second quarter of 2005, 70% in the second quarter of 2004, and 68% in the prior quarter. The increase in gross margin on a sequential basis is due to the higher revenue in the second quarter.

    -- Research, Development & Engineering (R, D & E) spending in the second quarter of 2005 increased 8% from the comparable quarter in 2004 and 14% from the prior quarter. The year-on-year and sequential increases are due primarily to the new employees added from the acquisition of DVT during the second quarter of 2005.

    -- Selling, General & Administrative (S, G & A) spending in the second quarter of 2005 increased 22% from the second quarter of 2004, and increased 23% on a sequential basis. The increase year-on-year is due to additional end-user sales personnel hired by Cognex as well as costs from the DVT acquisition, including new employees and the amortization of acquisition-related costs (which were approximately $660,000 pre-tax in the quarter). The sequential increase is due to higher marketing communication costs and company bonuses in the second quarter as well as the incremental DVT costs.

    -- The company reported a foreign currency loss of $291,000 in the second quarter of 2005 compared to a loss of $50,000 in the comparable quarter of 2004 and a gain of $99,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $973,000 in the second quarter of 2005 compared to $1,031,000 in the second quarter of 2004 and $1,470,000 in the prior quarter. The decrease in investment and other income, both year-on-year and sequentially, is due to a lower average cash and investment balance in the second quarter of 2005 due to the acquisition of DVT during the quarter for approximately $115,000,000 in cash.

    -- The effective tax rate was 26% in the second quarter of 2005 as compared to 29% in the comparable quarter of 2004 and 26% in the prior quarter. The decrease in the effective tax rate year-on-year is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2005 than in 2004.

    Balance Sheet Highlights - July 3, 2005

    -- Cognex's financial position at July 3, 2005 was very strong, with over $285,000,000 in cash and investments, and no debt. Cash and investments decreased by nearly $106,000,000 from the end of 2004 as the company paid out approximately $115,000,000 of cash in the second quarter to acquire DVT Corporation. During the first half of 2005, Cognex generated positive cash flow from operations of nearly $13,000,000 and paid out over $7,400,000 in dividends. Cumulative to date, the company has paid out nearly $70,000,000 in repurchases of its common stock on the open market and $25,000,000 in dividends.

    -- Days sales outstanding (DSO) for the second quarter of 2005 was 59 days, and remains within the company's targeted range.

    -- Inventories at July 3, 2005 increased by $258,000, or 1%, from the end of the prior quarter and inventory turns in the second quarter improved to a rate equivalent to 3.6 times per year.

    Business Trends and Financial Outlook

    Bookings:

    -- For the second quarter of 2005, bookings increased by 15% on a sequential basis (4% excluding DVT) and the company's book-to-bill ratio was above 1.0. This increase was primarily due to higher demand from discrete manufacturers in the factory automation area (where bookings increased by 31%, or 10% excluding DVT) and from customers who make capital equipment for the semiconductor and electronics industries (where bookings increased by 21%). Although orders for SmartView declined from the prior quarter's record, the second quarter of 2005 represented the second highest level for that product line.

    Financial Outlook

    -- For the third quarter of 2005, Cognex expects revenue to increase on a sequential basis to between $57 million and $60 million. At that revenue level, gross margin is expected to be in the low-to-mid 70% range. For the third quarter, operating expenses (R, D & E and S, G & A) are expected to increase by 5% to 10% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the third quarter are expected to be between $0.19 and $0.23 per diluted share.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the second quarter of 2005, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the U.S.). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the U.S.) and the access code is 6156886.
    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 250,000 machine vision systems, representing over $1.8 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex has regional offices and distributors located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; (7) challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2004. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


Exhibit 1

                          COGNEX CORPORATION
       Statements of Operations - Including DVT From May 9, 2005
               (In thousands, except per share amounts)


                             Three Months Ended     Six Months Ended
                          July 3,  April 3, July 4,  July 3,  July 4,
                           2005     2005     2004     2005     2004
                          --------------------------------------------
                                 (unaudited)            (unaudited)

Revenue                   $54,603  $43,198  $54,467   97,801  102,636

Cost of revenue            16,065   13,790   15,905   29,855   30,694
                          -------- -------- -------- -------- --------

Gross margin               38,538   29,408   38,562   67,946   71,942
     Percentage of revenue     71%      68%      71%      69%      70%

Research, development, and
 engineering expenses       7,185    6,315    6,655   13,500   13,553
     Percentage of revenue     13%      15%      12%      14%      13%

Selling, general, and
 administrative expenses   21,494   17,508   17,568   39,002   33,882
     Percentage of revenue     39%      41%      32%      40%      33%
                          -------- -------- -------- -------- --------

Operating income            9,859    5,585   14,339   15,444   24,507
     Percentage of revenue     18%      13%      26%      16%      24%

Foreign currency gain
 (loss)                      (291)      99      (50)    (192)     575

Investment and other
 income                       973    1,470    1,031    2,443    2,305
                          -------- -------- -------- -------- --------

Income before taxes        10,541    7,154   15,320   17,695   27,387

Income tax provision        2,741    1,860    4,442    4,601    7,942
                          -------- -------- -------- -------- --------

Net income                 $7,800   $5,294  $10,878  $13,094  $19,445
     Percentage of revenue     14%      12%      20%      13%      19%
                          ======== ======== ======== ======== ========

Net income per diluted
 common and common
 equivalent share           $0.17    $0.11    $0.23    $0.28    $0.41
                          ======== ======== ======== ======== ========

Diluted weighted-average
 common and common
 equivalent shares
 outstanding               47,141   47,181   47,241   47,269   47,317
                          ======== ======== ======== ======== ========

Cash dividends per common
 share                      $0.08    $0.08    $0.06     0.16    $0.12
                          ======== ======== ======== ======== ========


Exhibit 2

                          COGNEX CORPORATION
               Statements of Operations - Excluding DVT
               (In thousands, except per share amounts)


                             Three Months Ended     Six Months Ended
                          July 3,  April 3, July 4,  July 3,  July 4,
                           2005     2005     2004     2005     2004
                          --------------------------------------------
                                  (unaudited)           (unaudited)

Revenue                   $49,142  $43,198  $54,467   92,340  102,636

Cost of revenue            14,896   13,790   15,905   28,686   30,694
                          -------- -------- -------- -------- --------

Gross margin               34,246   29,408   38,562   63,654   71,942
     Percentage of revenue     70%      68%      71%      69%      70%

Research, development, and
 engineering expenses       6,564    6,315    6,655   12,879   13,553
     Percentage of revenue     13%      15%      12%      14%      13%

Selling, general, and
 administrative expenses   18,578   17,508   17,568   36,086   33,882
     Percentage of revenue     38%      41%      32%      39%      33%
                          -------- -------- -------- -------- --------

Operating income            9,104    5,585   14,339   14,689   24,507
     Percentage of revenue     19%      13%      26%      16%      24%

Foreign currency gain
 (loss)                      (291)      99      (50)    (192)     575

Investment and other
 income                       967    1,470    1,031    2,437    2,305
                          -------- -------- -------- -------- --------

Income before taxes         9,780    7,154   15,320   16,934   27,387

Income tax provision        2,456    1,860    4,442    4,316    7,942
                          -------- -------- -------- -------- --------

Net income                 $7,324   $5,294  $10,878  $12,618  $19,445
     Percentage of revenue     15%      12%      20%      14%      19%
                          ======== ======== ======== ======== ========

Net income per diluted
 common and common
 equivalent share           $0.16    $0.11    $0.23    $0.27    $0.41
                          ======== ======== ======== ======== ========

Diluted weighted-average
 common and common
 equivalent shares
 outstanding               47,141   47,181   47,241   47,269   47,317
                          ======== ======== ======== ======== ========

Cash dividends per common
 share                      $0.08    $0.08    $0.06     0.16    $0.12
                          ======== ======== ======== ======== ========

Exhibit 3

                          COGNEX CORPORATION
               Statements of Operations Reconciliation -
                    Including DVT From May 9, 2005
               (In thousands, except per share amounts)

                    Three Months Ended          Six Months Ended
                       July 3, 2005               July 3, 2005
                 ------------------------- ---------------------------
                  Cognex                    Cognex
                 Excluding  DVT   Consol-  Excluding  DVT     Consol-
                    DVT           idated      DVT             idated
                 ------------------------- ---------------------------
                        (unaudited)               (unaudited)

Revenue          $49,142  $5,461  $54,603    92,340  5,461     97,801

Cost of revenue   14,896   1,169   16,065    28,686  1,169     29,855
                 -------- ------- -------- --------- ------ ----------

Gross margin      34,246   4,292   38,538    63,654  4,292     67,946
     Percentage
      of revenue      70%     79%      71%       69%    79%        69%

Research,
 development, and
 engineering
 expenses          6,564     621    7,185    12,879    621     13,500
     Percentage
      of revenue      13%     11%      13%       14%    11%        14%

Selling, general,
 and
 administrative
 expenses         18,578   2,916   21,494    36,086  2,916     39,002
     Percentage
      of revenue      38%     53%      39%       39%    53%        40%
                 -------- ------- -------- --------- ------ ----------

Operating income   9,104     755    9,859    14,689    755     15,444
     Percentage
      of revenue      19%     14%      18%       16%    14%        16%

Foreign currency
 gain (loss)        (291)      -     (291)     (192)     -       (192)

Investment and
 other income        967       6      973     2,437      6      2,443
                 -------- ------- -------- --------- ------ ----------

Income before
 taxes             9,780     761   10,541    16,934    761     17,695

Income tax
 provision         2,456     285    2,741     4,316    285      4,601
                 -------- ------- -------- --------- ------ ----------

Net income        $7,324    $476   $7,800   $12,618   $476    $13,094
     Percentage
      of revenue      15%      9%      14%       14%     9%        13%
                 ======== ======= ======== ========= ====== ==========

Net income per
 diluted common
 and common
 equivalent
 share             $0.16            $0.17     $0.27             $0.28
                 ========         ======== =========        ==========

Diluted weighted
 -average common
 and common
 equivalent
 shares
 outstanding      47,141           47,141    47,269            47,269
                 ========          ======== =========       ==========

Cash dividends
 per common share  $0.08            $0.08      0.16              0.16
                 ========         ======== =========        ==========


Exhibit 4

                          COGNEX CORPORATION
            Balance Sheets - Including DVT at July 3, 2005
                            (In thousands)

                                             July 3,     December 31,
                                              2005           2004
                                           ------------ --------------
                                           (unaudited)
Assets

Cash and investments                          $285,490       $391,076

Accounts receivable                             36,283         33,816

Inventories                                     18,057         20,091

Property, plant, and equipment                  24,216         23,995

Other assets                                   168,064         64,330
                                           ------------ --------------

Total assets                                  $532,110       $533,308
                                           ============ ==============


Liabilities and Stockholders' Equity

Current liabilities                            $58,967        $70,501

Stockholders' equity                           473,143        462,807
                                           ------------ --------------

Total liabilities and stockholders' equity    $532,110       $533,308
                                           ============ ==============


Exhibit 5

                          COGNEX CORPORATION
   Additional Information Schedule - Including DVT From May 9, 2005
                        (Dollars in thousands)


                             Three Months Ended      Six Months Ended
                         July 3,  April 3, July 4,  July 3,   July 4,
                          2005     2005     2004     2005      2004
                         -------------------------- ------------------
                               (unaudited)              (unaudited)

Revenue                  $54,603  $43,198  $54,467  $97,801  $102,636
                         ======== ======== ======== ======== =========

Revenue by division:
  Modular Vision Systems
   Division                   83%      84%      85%      83%       86%
  Surface Inspection
   Systems Division           17%      16%      15%      17%       14%
                         -------- -------- -------- -------- ---------
  Total                      100%     100%     100%     100%      100%
                         ======== ======== ======== ======== =========

Revenue by geography:
  United States               37%      37%      31%      37%       30%
  Europe                      31%      29%      22%      30%       24%
  Japan                       26%      28%      41%      27%       41%
  Other                        6%       6%       6%       6%        5%
                         -------- -------- -------- -------- ---------
  Total                      100%     100%     100%     100%      100%
                         ======== ======== ======== ======== =========

Revenue by market:
  Discrete factory
   automation                 60%      57%      41%      57%       41%
  Semiconductor and
   electronics capital
   equipment                  23%      27%      44%      26%       45%
  Surface inspection          17%      16%      15%      17%       14%
                         -------- -------- -------- -------- ---------
  Total                      100%     100%     100%     100%      100%
                         ======== ======== ======== ======== =========

Revenue by product:
  Vision sensors              41%      37%      27%      39%       28%
  PC-based vision systems     35%      39%      50%      37%       50%
  Surface inspection
   vision systems             13%      10%      11%      12%       10%
  Service                     11%      14%      12%      12%       12%
                         -------- -------- -------- -------- ---------
  Total                      100%     100%     100%     100%      100%
                         ======== ======== ======== ======== =========


    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations